(CNA SURETY LOGO)
FOR IMMEDIATE RELEASE

CONTACT: John F. Corcoran, 312-822-1371
         Doreen Lubeck, 773-583-4331

          CNA SURETY ANNOUNCES FOURTH QUARTER AND 2005 YEAR-END RESULTS

CHICAGO, FEBRUARY 16, 2006 -- CNA Surety Corporation (NYSE:SUR) today reported net income for the fourth quarter of 2005 of $16.5 million, or $0.38 per share, compared to $12.2 million, or $0.28 per share, for the same period in 2004. The increase in net income reflects higher earned premium, higher investment income, and the impacts of lower loss and expense ratios.

"We have ended the year on a very strong note," said John Welch, President and Chief Executive Officer. "Premium growth remained solid and our combined ratio for the quarter reflects significant progress we have made over the last several years."

For the quarter ended December 31, 2005, gross written premiums increased 6.7 percent to $94.2 million as compared to the quarter ended December 31, 2004. Contract surety gross written premiums increased 11.7 percent to $54.5 million due primarily to increased volume. Commercial surety gross written premiums decreased 1.1 percent to $31.7 million primarily due to declining premium volume on large commercial accounts, partially offset by continued volume growth in small commercial. Ceded written premiums decreased $3.3 million to $10.8 million for the fourth quarter of 2005 compared to the same period of last year. This decrease reflects a reduction in the cost of the Company's 2005 reinsurance program as compared to 2004. Net written premiums increased 12.4 percent to $83.4 million from the fourth quarter of 2004.

For the quarter ended December 31, 2005, the loss, expense, and combined ratios were 25.7 percent, 56.8 percent and 82.5 percent, respectively, compared to 27.5 percent, 61.3 percent, and 88.8 percent, respectively, for the same period in 2004. During the quarter, the Company completed its review of the restructuring efforts of the large national contractor. As a result of this review, the company increased its estimate of the ultimate gross surety loss to $110.0 million, a $70.0 million increase from the initial estimate that was recorded in the second quarter. The Company retains $20.0 million of this increase, with the remainder reinsured by Continental Casualty Company. CNA Surety is now fully reserved for its net exposure on this account. The impact of this increase, which was recorded in the current accident year, was offset by favorable development on prior accident years of $20.0 million. The improvement in the loss ratio reflects an improved current year loss ratio, excluding the effects of the large national contractor reserve increase, resulting from reduced claim activity. The expense ratio improved as a result of the impacts of cost reduction initiatives that began in the first quarter of 2004. Both the current loss and expense ratios also benefit from the increase in net earned premium that resulted from the reduction in the cost of the Company's 2005 reinsurance program.

Net investment income for the quarter ended December 31, 2005 was $9.0 million compared to $8.1 million during the fourth quarter of 2004. This reflects the increase in invested assets in 2005. The annualized pre-tax yields were 4.4% for both the three months ended December 31, 2005 and 2004.

Net income for the year ended December 31, 2005 was $38.4 million, or $0.89 per share, compared to $39.7 million, or $0.92 per share, in 2004. The decrease reflects higher losses in large part due to the establishment of a $60.0 million net loss reserve related to the large national contractor, partially offset by favorable loss development on prior accident years. The higher losses were also offset by higher net earned premium, higher net investment income, and lower expenses.

For the year ended December 31, 2005, gross written premiums increased 7.2 percent to $417.5 million. Gross written premiums for contract surety increased
12.2 percent to $248.7 million due to volume growth. Commercial surety premiums decreased 1.6 percent to $133.7 million as continued strong volume growth in small commercial products was more than offset by declining premium volume on large commercial accounts. Ceded written premiums decreased $19.6 million to $51.6 million for the year ended December 31, 2005 compared to the same period last year. This decrease reflects a reduction in the cost of the Company's 2005 reinsurance program as compared to 2004. Net written premiums increased 15.0 percent to $365.9 million.

For the year ended December 31, 2005, the loss, expense, and combined ratios were 36.7 percent, 58.1 percent and 94.8 percent, respectively, compared to 27.5 percent, 65.2 percent, and 92.7 percent, respectively, for the same period in 2004. The higher loss and combined ratios reflect the incurred loss related to the large national contractor, which added approximately 17 percentage points to these ratios. This was partially offset by increased favorable development of $23.3 million from prior accident years and an increase in net earned premium that resulted from the reduction in the cost of the Company's 2005 reinsurance program. The improved expense ratio reflects higher net earned premium, the impacts of cost reduction initiatives that began in the first quarter of 2004, and the absence of expenses associated with the increased accrual for policyholder dividends.

For the year ended December 31, 2005, net investment income increased 11.8 percent to $33.7 million compared to $30.2 million for the same period in 2004. The increase reflects the impact of higher overall invested assets. The annualized pre-tax yields were 4.4% and 4.5% for the years ended December 30, 2005 and 2004, respectively. Net realized investment gains were $2.0 million for the year ended December 31, 2005 compared to $2.8 million in the same period of 2004. The realized investment gain in 2005 resulted primarily from the Company's sale of its interest in De Montfort Group, Ltd in the first quarter of 2005.

As of December 31, 2005, stockholders' equity increased 6.8% to $476.6 million from December 31, 2004 as a result of net income, partially offset by a decrease in unrealized gains. Combined statutory surplus totaled $275.2 million at December 31, 2005, resulting in a net written premium to statutory surplus ratio of 1.3 to 1.0.

BUSINESS ENVIRONMENT

The Company's business is subject to certain risks and uncertainties associated with the current economic environment and corporate credit conditions. In the past, the Company's performance has been materially impacted by a significant increase in corporate defaults on a worldwide basis. Because the nature of the business is to insure against non-performance, future results of operations could be negatively impacted by adverse trends in corporate defaults.

CNA Surety Corporation is the largest publicly traded surety company in the country. Through its principal subsidiary, Western Surety Company, CNA Surety provides surety and fidelity bonds in all 50 states through a combined network of approximately 35,000 independent agencies. The Company's Securities and Exchange Commission filings are available at www.sec.gov or visit us at www.cnasurety.com on the World Wide Web for a direct link to the SEC website.

CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.

NOTE: A conference call for investors and the professional investment community will be held at 1:00 p.m. Central time on February 16, 2006. On the conference call will be John F. Welch, President and Chief Executive Officer of CNA Surety Corporation and John F. Corcoran, Chief Financial Officer of CNA Surety Corporation. The call will be broadcast live at http://phx.corporate-ir.net/playerlink.zhtml?c=64019&s=wm&e=1202040 to the investor relations pages of the CNA Surety website ((www.cnasurety.com). The call may also be accessed by dialing 800-361-0912. The call is available to the media, but questions will be restricted to investors and the professional investment community. A taped replay of the call will be available beginning at 3:00 pm Central time on February 16 until 12:00 am on March 1, 2006 by dialing 888-203-1112 passcode 5074653 or over the Internet at the foregoing websites.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, product and policy demand and market response risks, the effect of economic conditions, the impact of significant increases in corporate defaults on a national or global basis, the impact of competitive products, policies and pricing, product and policy development, regulatory changes and conditions including underwriting limitations imposed by the U.S. Department of Treasury, rating agency policies and practices, development of claims and the effect on loss reserves, the performance of reinsurance companies under reinsurance contracts with the Company, the cost and availability of reinsurance contracts on reasonable terms, investment portfolio developments and reaction to market conditions, the results of financing efforts, the actual closing of contemplated transactions and agreements, the effect of the Company's accounting policies, and other risks detailed in the Company's Securities and Exchange Commission filings. No assurance can be given that the actual results of operations and financial condition will conform to the forward-looking statements contained herein.

                                      # # #


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

CNA SURETY CORPORATION
Press Release Investor Data
(Amounts in thousands, except per share data)

                                                THREE MONTHS ENDED       YEARS ENDED
                                                   DECEMBER 31,          DECEMBER 31,
                                                ------------------   -------------------
                                                  2005       2004      2005       2004
                                                --------   -------   --------   --------
OPERATING RESULTS:
Gross written premiums                          $ 94,211   $88,323   $417,530   $389,417
                                                ========   =======   ========   ========
Net written premiums                            $ 83,416   $74,201   $365,948   $318,284
                                                ========   =======   ========   ========
Revenues:
   Net earned premiums                          $ 91,480   $82,439   $348,361   $317,857
   Net investment income                           9,041     8,054     33,747     30,181
   Net realized investment gains (losses)           (150)      275      1,974      2,751
                                                --------   -------   --------   --------
      Total revenues                            $100,371   $90,768   $384,082   $350,789
                                                --------   -------   --------   --------
Expenses:
   Net losses and loss adjustment expenses(1)   $ 23,511   $22,671   $127,841   $ 87,356
   Net commissions, brokerage and other
      underwriting expenses                       51,928    50,539    202,521    207,166
   Interest expense                                  993       748      3,545      2,260
                                                --------   -------   --------   --------
      Total expenses                            $ 76,432   $73,958   $333,907   $296,782
                                                --------   -------   --------   --------
Income before income taxes                        23,939    16,810     50,175     54,007

Income tax expense                                 7,431     4,633     11,744     14,297
                                                --------   -------   --------   --------
NET INCOME                                      $ 16,508   $12,177   $ 38,431   $ 39,710
                                                ========   =======   ========   ========
Basic earnings per common share                 $   0.38   $  0.28   $   0.89   $   0.92
                                                ========   =======   ========   ========
Diluted earnings per common share               $   0.38   $  0.28   $   0.89   $   0.92
                                                ========   =======   ========   ========
Basic weighted average shares outstanding         43,207    43,006     43,205     42,998
                                                ========   =======   ========   ========
Diluted weighted average shares outstanding       43,366    43,148     43,357     43,143
                                                ========   =======   ========   ========

See notes to Press Release Investor Data on page 6.

CNA SURETY CORPORATION
Press Release Investor Data
(Amounts in thousands, except per share data)

                                             THREE MONTHS ENDED       YEARS ENDED
                                                DECEMBER 31,          DECEMBER 31,
                                             ------------------   -------------------
                                                2005      2004      2005       2004
                                              -------   -------   --------   --------
UNDERWRITING RESULTS:
Gross written premiums:
   Contract                                   $54,483   $48,770   $248,662   $221,577
   Commercial                                  31,671    32,016    133,740    135,893
   Fidelity and other                           8,057     7,537     35,128     31,947
                                              -------   -------   --------   --------
                                              $94,211   $88,323   $417,530   $389,417
                                              =======   =======   ========   ========

Net written premiums
   Contract                                   $44,951   $38,241   $202,798   $172,274
   Commercial                                  30,408    28,728    128,022    115,454
   Fidelity and other                           8,057     7,232     35,128     30,556
                                              -------   -------   --------   --------
                                              $83,416   $74,201   $365,948   $318,284
                                              -------   -------   --------   --------

Net earned premiums                           $91,480   $82,439   $348,361   $317,857
Net losses and loss adjustment expenses(1)     23,511    22,671    127,841     87,356
Net commissions, brokerage and other
   underwriting expenses                       51,928    50,539    202,521    207,166
                                              -------   -------   --------   --------
Underwriting income                            16,041     9,229     17,199     23,335
Net investment income                           9,041     8,054     33,747     30,181
Net realized investment gains (losses)           (150)      275      1,974      2,751
Interest expense                                  993       748      3,545      2,260
                                              -------   -------   --------   --------
Income before income taxes                     23,939    16,810     50,175     54,007
Income tax expense                              7,431     4,633     11,744     14,297
                                              -------   -------   --------   --------
NET INCOME                                    $16,508   $12,177   $ 38,431   $ 39,710
                                              =======   =======   ========   ========

Loss ratio(1)                                    25.7%     27.5%      36.7%      27.5%
Expense ratio                                    56.8%     61.3%      58.1%      65.2%
                                              -------   -------   --------   --------
Combined ratio(1)                                82.5%     88.8%      94.8%      92.7%
                                              =======   =======   ========   ========

See notes to Press Release Investor Data on page 6.

CNA SURETY CORPORATION
Press Release Investor Data
(Amounts in thousands, except per share data)

                                  THREE MONTHS ENDED       YEARS ENDED
                                     DECEMBER 31,         DECEMBER 31,
                                  ------------------   ------------------
                                     2005     2004       2005      2004
                                    ------   ------    -------   --------
CASH FLOW DATA:
Net cash provided by operations     $1,761   $4,439    $69,944   $107,955


                                   DECEMBER 31,   December 31,
                                       2005           2004
                                   ------------   ------------
CONSOLIDATED BALANCE SHEET DATA:
Invested assets and cash            $  797,914     $  766,387
Intangible assets, net                 138,785        138,785
Total assets                         1,262,614      1,174,494
Insurance reserves                     665,496        589,406
Debt                                    50,589         65,488
Total stockholders' equity             476,575        446,371
Book value per share                $    11.00     $    10.38
Outstanding shares                      43,334         43,015
                                    ==========     ==========

----------
Notes to Press Release Investor Data

(1) Includes the effect of recording revisions of prior year reserves. The dollar amount and the percentage point effect on the loss ratio of these reserve revisions were reductions of $20,033, or 21.9% and $46, or 0.1% for the three months ended December 31, 2005 and 2004, respectively, and reductions of $23,333, or 6.7% and $613, or 0.2%, for the years ended December 31, 2005 and 2004, respectively.